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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-49330 and 333-49330-01 on Form S-3, and Registration Statement Nos. 333-54650, 333-54650-01, 333-33896 and 333-33896-01 on Form S-4 of our report dated February 13, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended, on January 1, 2001 and Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002) appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2002.

/s/  Deloitte & Touche LLP
     Chicago, Illinois
     February 28, 2003